EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                            ARTICLES OF INCORPORATION
                                       OF
                                 EL AVILA, Inc.

     The undersigned natural persons acting as incorporators of El Avila, Inc. (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes, adopts the following Articles of Incorporation.

                                    ARTICLE 1
                                      NAME

     The name of the Corporation is EL AVILA, Inc.

                                    ARTICLE 2
                                     PURPOSE

     The Corporation shall have the purpose of engaging in any lawful business activity.

                                    ARTICLE 3
                  INITIAL RESIDENT AGENT AND REGISTERED OFFICE

     The name and address of the initial resident agent of the Corporation is Corporation Makers, Inc., 1100 Salem Rose, Las Vegas, Nevada 89144.

                                    ARTICLE 4
                                AUTHORIZED SHARES

                  The aggregate number of shares that Corporation shall have the authority to issue is seventy-five million (75,000,000) shares of common stock with a par value of $0.001 per share.

                                    ARTICLE 5
                                    directors

     Section 5.1 Style of Governing Board. The members of the governing board of the Corporation shall be styled as Directors.

     Section 5.2 Initial Board of Directors. The initial Board of Directors shall consist of one (1) Director.

     Section 5.3 Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders, or until their successors shall have been elected and qualified, are as follows:

                  Mark Shelley
                  443 East 10th Avenue
                  Mesa, Arizona 85204

     Section 5.4 Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

                                    ARTICLE 6
                                  DISTRIBUTIONS

     The Corporation shall be entitled to make distributions to the fullest extent permitted by law.

                                    ARTICLE 7
                           RELEASE AND INDEMNIFICATION

     To the fullest extent permitted by Nevada law, the Directors and officers of the Corporation shall be released from personal liability for damages to the Corporation. or its stockholders. To the fullest extent permitted by Nevada law, the Corporation shall advance expenses to its Directors and officers to defend claims made against them because they were or are Directors or officers and shall indemnify its Directors and officers from liability for expenses incurred as a result of such claims. The Corporation may provide in its Bylaws that indemnification is conditioned on receiving prompt notice of the claim and the opportunity to settle or defend the claim.

                                    ARTICLE 8
                                  INCORPORATOR

     The name and address of the incorporator of the Corporation is as follows:

                  Mark Shelley
                  443 East 10th Avenue
                  Mesa, Arizona 85204


                  Executed this 27th day of August, 2004.

                  /s/Mark Shelley
                  Mark Shelley, Incorporator




Filed with the Nevada Secretary of State on August 30, 2004.